As filed with the Securities and Exchange Commission on April 10, 1996
                                           Registration No. 333-
======================================================================

         SECURITIES AND EXCHANGE COMMISSION
                 Washington,D.C.
        -------------------------------------

                      FORM S-3
              REGISTRATION STATEMENT
          Under The Securities Act of 1933
       --------------------------------------
           HARNISCHFEGER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

        Delaware                    39-1566457
(State or other jurisdiction        (I.R.S. Employer
of incorporation or organization)   Identification Number)
                 13400 Bishops Lane
            Brookfield, Wisconsin 53005
                   (414) 671-4400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
  -------------------------------------------------------
               K. Thor Lundgren, Esq.
     Executive Vice President, Law and Government Affairs
           Harnischfeger Industries, Inc.
                13400 Bishops Lane
            Brookfield, Wisconsin 53005
                 (414) 671-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
  ---------------------------------------------------------

  Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as the registrant shall determine.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
========================================================================
                                          Proposed          Proposed
Title of Each                             Maximum           Maximum
Class of Securities   Amount to be        Offering Price    Aggregate           Amount of
to be Registered      Registered          Per Unit (2)      Offering Price(2)   Registration Fee
- ----------------------------------------------------------------------------------------------------------
Debt Securities       $200,000,000 (1)        100%          $200,000,000        $68,965.52
==========================================================================
(1)    Or, if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $200,000,000.

(2)    Estimated solely for purpose of calculating amount of registration fee pursuant to Rule 457(a).
           ------------------------------------------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
          -------------------------------------------------------------
===========================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


              Subject to Completion
                 April     , 1996
PROSPECTUS

                   $200,000,000
          Harnischfeger Industries, Inc.
                 Debt Securities

  Harnischfeger Industries, Inc. ("Harnischfeger Industries" or the "Company") directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell from time to time up to $200,000,000 aggregate principal amount of its debt securities (the "Securities") in one or more series in amounts, at prices and upon terms to be determined at the time of sale (or, if issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of up to $200,000,000). The specific designation, aggregate principal amount, maturities, rate (or method of calculation) and time of payment of interest, purchase price, any terms for redemption or sinking fund provisions and the agents, dealers or underwriters, if any, in connection with the sale of the Securities in respect of which this Prospectus is being delivered and other terms of the Securities are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").
The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

  If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price, or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of any agent, the purchase price of such Securities in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution.
See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

          --------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.
         --------------------------------------------------

The date of this Prospectus is April       , 1996

  No person is authorized to give any information or to make any representations other than those contained in this Prospectus, the Prospectus Supplement or any Pricing Supplement and, if given or made such information or representation must not be relied upon as having been authorized. This Prospectus, the Prospectus Supplement and any Pricing Supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities other than the securities offered by this Prospectus, the Prospectus Supplement and any Pricing Supplement or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus, the Prospectus Supplement or any Pricing Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus, the Prospectus Supplement or any Pricing Supplement, or that the information herein or therein is correct as of any time since such date.

                       AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: 7 World Trade
Center, Suite 1300, New York, New York 10048; and 500 West Madison
Street, Suite 1400, Chicago, Illinois 60611. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Inc., 233 South Beaudry Street, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94014.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of
1933, as amended (the "Securities Act"), covering the Securities. This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended
October 31, 1995, the Company's Current Reports on Form 8-K dated
December 4 (two reports) and December 8, 1995 and the Company's
Quarterly Report on Form 10-Q for the quarter ended January 31, 1996, each of which has been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-9299), are incorporated herein by reference.

  All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically incorporated by reference into the text of such document. Requests for such documents should be directed to Harnischfeger Industries, Inc. at its principal executive offices, 13400 Bishops Lane, Brookfield, Wisconsin 53005, Attention: Corporate Secretary (Telephone Number (414) 671-4400).

                            THE COMPANY

  Harnischfeger Industries is a holding company for subsidiaries involved in the worldwide manufacture and distribution of papermaking machinery (Beloit Corporation); surface mining equipment (P&H (R) Mining Equipment); material handling equipment (P&H Material Handling); and underground mining equipment (Joy Mining Machinery). In early fiscal 1996, the Company completed the acquisition of Dobson Park Industries plc ("Dobson"), an industrial engineering group with interests in underground mining equipment, industrial electronic control systems, toys and plastics. Dobson's principal subsidiary, Longwall International, is engaged in the manufacture, sale and service of mining equipment for the international underground coal mining industry and has been added to the Company's Mining Equipment Segment. In March, 1996, the Company completed its acquisition of Ingersoll-Rand Company's Pulp Machinery Division ("IMPCO"). IMPCO produces process technology and equipment for pulp production and has been added to the Company's Papermaking Machinery and Systems Segment.

  Harnischfeger Industries is the direct successor to a business begun over 100 years ago which, at October 31, 1995, through its subsidiaries, manufactures and markets products classified into three industry segments:
Papermaking Machinery and Systems, Mining Equipment, and Material
Handling Equipment.

                PAPERMAKING MACHINERY AND SYSTEMS

  The Papermaking Machinery and Systems Group is comprised of the Company's 80% interest in Beloit Corporation ("Beloit"). Mitsubishi
Heavy Industries, Ltd. ("Mitsubishi") is the owner of the other 20% interest in Beloit. The Company and Mitsubishi have entered into certain agreements that provide Mitsubishi with the right to designate one of Beloit's five directors. These agreements also place certain restrictions on the transfer of Beloit stock. In the event of a change in control of the Company, Mitsubishi has the right to sell its 20% interest back to the Company for the greater of $60 million or the book value of its equity interest.

  Beloit is a leader in the design and manufacture of papermaking machinery and related products used in the pulp and paper industries. Beloit operates on a global basis with major manufacturing facilities in seven countries and sales and service offices located throughout the world. In addition, licensing arrangements exist with several major foreign companies.

  Beloit's activities are divided into the following categories: complete installations involving the design, manufacture and installation of integrated papermaking equipment and systems; major rebuilds and servicing of existing systems; and the sale of ancillary equipment and replacement parts. This machinery is custom designed to meet the specific needs of each customer. In 1995, Beloit expanded its service business through the acquisition of the roll-covering business of Rollin, S.A., a roll service and repair company located in France.

  Beloit is known for the quality and dependability of its products and is
a leader in product innovation and development.   Beloit has made a
continuous commitment to research and development activities, and has been granted numerous patents on its designs. Beloit systems and equipment are used by a substantial number of paper producers, both domestic and international.

  A major factor in Beloit's success in the paper machinery industry has been its international manufacturing operations. Beloit's overseas facilities have been used to support both domestic and international sales and have provided Beloit with the flexibility to shift its manufacturing to more favorable locations as appropriate. Beloit's manufacturing facilities are supported by a domestic and international marketing network staffed by experienced sales engineers.

  Formerly, the Papermaking Machinery and Systems Group also included the Company's 20% interest in Measurex Corporation
("Measurex").  On December 29, 1994, Measurex repurchased 2,026,900 shares of its stock which had been held by the Company.  On June 23,
1995, Measurex Corporation repurchased the Company's remaining
1,613,100 shares of Measurex stock.  These transactions resulted in a gain
of $29.7 million.   Measurex continues to have cooperative agreements
with Beloit.

  In March, 1996, Ingersoll-Rand Company's Pulp Machinery Division ("IMPCO") was acquired and added to the Company's Papermaking
Machinery and Systems Group. IMPCO produces process technology and equipment for pulp production.

                          MINING EQUIPMENT

  P&H Mining Equipment is the world's largest producer of electric mining shovels and is a significant producer of electric and diesel-electric crawler and walking draglines, hydraulic mining excavators, blasthole drills, and electric shovel, dredge and dragline bucket products. Electric mining shovels range in capacity from 18 to 80 cubic yards, crawler draglines from 10 to 20 cubic yards, and hydraulic mining excavators from 12 to 27 cubic yards. Capacities for walking draglines range from 20 to 150 cubic yards. Blasthole drills have drilling diameters ranging from 9 to 22 inches and bit load capacities from 70,000 to 150,000 pounds.

  The products of P&H Mining Equipment are used in mines, quarries and earth-moving operations in the digging and loading of such minerals and other ores as coal, copper, gold, iron ore, lead, zinc, bauxite, uranium, phosphate, stone and clay.

  P&H Mining Equipment has a relationship in the mining shovel business with Kobe Steel, Ltd. ("Kobe") pursuant to which P&H Mining Equipment licenses Kobe to manufacture certain electric mining shovels
and related replacement parts in Japan.   Harnischfeger Corporation, a
subsidiary of the Company, has the exclusive right to market Kobe-manufactured mining shovels and parts outside Japan (except in the case of certain government sales). In addition, Harnischfeger Corporation is party to an agreement, through 1996, with a corporate unit of the People's Republic of China, licensing the manufacture and sale of two models of electric mining shovels and related components. This relationship provides P&H Mining Equipment with an opportunity to sell component parts for shovels built in China.

  In November 1994, pursuant to an exchange of common stock, the Company acquired Joy Technologies Inc. ("JOY" or "Joy Mining
Machinery"), a world leader in underground mining equipment. JOY manufactures and services mining equipment for the underground extraction of coal and other bedded deposits and has facilities in Australia, South Africa, the United Kingdom and the United States, as well as sales offices in Poland and the People's Republic of China. Joy Mining
Machinery designs, manufactures and distributes continuous miners, entry drivers and sump shearers; long-wall shearers; shuttle cars; and continuous haulage systems for use in underground mining. JOY products are not sold into the general construction industry, and demand for them is not tied to cycles in that industry. JOY also maintains an extensive network of service and parts distribution centers strategically located in major underground mining regions to rebuild and service equipment and sell parts in support of its installed base. The financial position and results of operations of Harnischfeger Industries and JOY were combined retroactively in fiscal 1995.

  In early fiscal 1996, the Company completed the acquisition of Dobson
Park Industries plc for a
purchase price of approximately $330 million including acquisition costs. Dobson, headquartered in the United Kingdom, is an industrial engineering group with interests in underground mining equipment, industrial electronic control systems, toys and plastics. Longwall International ("Longwall"), one of the main subsidiaries of Dobson, is engaged in the manufacture, sale and service of underground mining equipment for the international coal mining industry. Its products include electronically controlled roof support systems, armored face conveyors, pumps and belt conveyor components and systems. Longwall will enable JOY to offer integrated underground longwall mining systems to the worldwide mining industry. The industrial electronic and toys/plastics businesses are held for sale and are separately classified as such on the Consolidated Balance
Sheet incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996. These businesses have been valued at $100 million and are expected to be sold within one year. This estimate is based on recent valuations and expected operating results during the disposal period.

  Financial information with respect to the acquisition of Dobson is presented in Note 17 to the Consolidated Financial Statements contained in the Company's Current Report on Form 8-K dated December 8, 1995, and in the Company's Current Reports on Form 8-K dated December 4,
1995 (two reports).  See "Incorporation of Certain Documents by
Reference."

                          MATERIAL HANDLING

  Material Handling produces lines of through-the-air material handling equipment designed for a variety of users, as well as container handling cranes for use in ports, and is comprised of five business groups: P&H Equipment, P&H Aftermarket, P&H Distribution and Service, Morris - Engineered Products Division and Morris - Standard Products Division.

  P&H Equipment

  P&H Equipment is comprised of the overhead crane and hoist product lines in the United States. It was formed from the core of what made up the Material Handling Equipment Division in prior years.

  The new crane portion of the group is comprised of several product lines: engineered cranes, standard cranes, portal cranes and crane components. Cranes manufactured by P&H Equipment are designed for installation in a wide range of industrial settings and engineered to the customer's specifications, using standard components wherever possible. Engineered cranes are marketed for moderate to severe duty cycle applications in capacities from 3 to 800 tons.

   Standard overhead cranes are available in capacities from 5 to 100 tons. Stacker cranes, ranging in capacities from 2 to 50 tons, are particularly suitable for factory automation projects. Portal cranes range in lifting capacities from 5 to 100 tons and are used outdoors in woodyard, scrap, and container handling applications.

  The component products portion of this group consists of electric wire rope and chain hoists, manual chain hoists, ratchet lever hoists, and electrical products. Hoists range in capacities from 1/8 ton to 60 tons and use state-of-the-art materials and manufacturing techniques and feature a wide variety of controls.

  P&H Aftermarket

  The P&H Aftermarket Group consists of: Product Support, which markets repair parts, and PHoenix(TM), which handles pre-owned and remanufactured cranes and parts.

  The Product Support portion of the Aftermarket Group markets replacement products and parts through Material Handling Centers, both independent and company owned, in domestic markets and through licensees or agents in international markets.

       The PHoenix portion of the P&H Aftermarket Group markets pre-owned cranes which have been remanufactured and modernized to meet customer requirements. It also markets pre-owned parts. PHoenix also provides engineering services for the revitalization of crane and runway systems. It's products are marketed directly and through independent and company owned Material Handling Centers.

  P&H Distribution and Service

  This group provides installation, erection and repair and maintenance services under the ProCare(R) trademark through a network of company owned Material Handling Centers.

  Morris - Engineered Products Division

  The Morris - Engineered Products Division is the larger portion of the Morris Mechanical Handling business based in the United Kingdom. It manufactures special purpose heavy lifting equipment, principally container handling cranes. In addition, its operations in South Africa are involved in the manufacture and service of cranes and other lifting equipment. Its United Kingdom Crane Service Division distributes and services overhead lifting equipment throughout the United Kingdom.

  Morris - Standard Products Division

  The Morris - Standard Products Division manufactures hoists, cranes, linear motors, and controls. The Hoist Division manufactures electric wire rope hoists and both electric and hand chain hoists. The Industrial Cranes Division manufactures electric overhead cranes to standardized designs. Linear Motors manufactures crane and general industrial controls and linear motors for special and general applications. A recently acquired operation in Singapore provides a base for distribution of standard products in that region.

                     DISCONTINUED SEGMENTS

  The Company completed the sale of Joy Environmental Technologies
("JET") in the first quarter of fiscal 1996. JET has been presented as a discontinued operation in the Company's Consolidated Financial
Statements. JET supplies flue gas desulfurization systems for reducing smokestack emissions and designs, fabricates, and installs systems for the collection and removal of ash from coal burning boilers.


                        USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including, without limitation, the repayment of indebtedness, the financing of its operations, the financing of capital expenditures, the acquisition of equity securities of the Company and possible business investments and acquisitions. Pending such applications, the net proceeds will be temporarily invested in marketable securities.

                     SELECTED FINANCIAL DATA
                     (dollars in thousands)

  The following selected financial data at and for the fiscal years ended October 31, 1995, 1994, 1993, 1992 and 1991 has been derived from the Company's consolidated financial statements audited by Price Waterhouse
LLP, independent accountants. The following selected financial data at and for the three months ended January 31, 1996 and January 31, 1995 is unaudited. The following selected financial data should be read in conjunction with, and is qualified in its entirety by, the related financial statements and notes thereto which have been incorporated in this Prospectus by reference.


                       Three Months Ended
                           (Unaudited)              (Dollar amounts in thousands except per share amounts.)
                 ------------------------------      -------------------------------------------------------------------------

STATEMENT OF
INCOME DATA:          1/31/96        1/31/95               1995              1994         1993
- ----------------  ---------------  -------------      -------------     ------------    ------------
Revenues
   Net Sales        $   632,684    $  449,369           $2,152,079        $1,551,728     $1,409,204
   Other income          10,882         9,256               61,865            23,301          9,040
- ---------------   -------------   -----------          ------------      -----------    ------------    1,418,244
                        643,566       458,625            2,213,944         1,575,029      1,418,244
Cost of Sales           491,532       351,623            1,671,932         1,195,851      1,083,846
Product Development,
Selling and
Administrative
Expenses                 98,856        72,862              330,990           279,016         259,831
Restructuring Charges         -             -                    -                 -          67,000
Nonnrecurring Charge          -             -                    -                 -           8,000
- ---------------     -----------   -----------          -----------       -----------    ------------
Operating Income (Loss)  53,178       34,140              211,022            100,162            (433)
Interest Expense - Net  (13,237)     (11,492)             (40,713)           (47,366)        (48,313)
- ---------------    ------------- -------------         ------------      ------------     -------------
Income (Loss) before JOY
Merger Costs, Provision
(Credit) for Income Taxes
and Minority Interest    39,941        22,648             170,309             52,796         (48,746)
JOY Merger Costs              -       (17,459)            (17,459)                 -               -
Provision (Credit) for Income
Taxes (including credit for
$6,075 relating to JOY
merger costs)            14,375         1,850               53,500            13,979         (16,497)
Minority Interest        (2,375)         (146)              (7,230)           (2,224)          4,799
- ----------------  ---------------  ------------       -------------      ------------    -------------
Income (Loss) From
Continuing Operations
(after deducting $11,384,
net of applicable income
taxes, related to JOY
merger costs)             23,191         3,193              92,120             36,593        (27,450)
Income (Loss) from
and (Net Loss) on
Sale of Discontinued
Operations, net of
applicable income taxes        -       (22,634)            (31,235)             (3,982)        7,760
Extraordinary Loss on
Retirement of Debt,
net of applicable
income taxes                   -        (3,481)             (3,481)             (4,827)            -
Cumulative Effect of
Accounting Change,
net of applicable
income taxes and
minority interest              -              -                  -             (81,696)             -
- ----------------       ------------   ----------     -------------          ------------     ----------
Net Income (Loss)
before Preferred
Stock Dividend
Requirements               23,191       (22,922)            57,404             (53,912)       (19,690)
Preferred Stock
Dividend
Requirements                    -              -                 -                    -              -
- ----------------      ------------     ---------    ---------------          -------------   -----------
Net Income (Loss)
applicable
to Common
Shareholders          $    23,191     $  (22,922)     $     57,404           $   (53,912)     $ (19,690)
=============         ===========     ===========     ============           ============     ==========
Earnings (Loss)
per Share
Income (loss) from
continuing
operations (After
deducting
$0.24 per share
related to JOY
Merger Costs)         $      0.50       $    0.07      $       1.99          $       0.84     $   (0.62)
Income (loss) from
and (net loss)
on sale of
discontinued
operations                      -           (0.49)            (0.67)                 (0.09)        0.18
Extraordinary loss
on retirement of
debt                            -           (0.08)            (0.08)                 (0.11)           -
Cumulative effect
of accounting
change                          -               -                 -                   (1.87)          -
- -----------------       ----------      ----------     ------------          ---------------
Net Income (Loss)
Per Common
Share                   $     0.50       $  (0.50)     $       1.24          $        (1.23)    $ (0.44)
=================       ==========       ==========    ============          ===============    ==========
BALANCE SHEET DATA
Total assets             2,532,324        1,894,782       2,040,767                1,981,953     1,908,250
Working capital            377,841          397,090         490,087                  431,325       375,236
Long-term
obligations (1)            621,128          467,291         462,991                  571,054       559,852
Shareholders' equity       583,687          480,679         559,276                  502,365       511,169
Debt to capitalization
 ratio (2)                   49.6%             43.1%          38.3%                     44.9%        48.9%


              (Dollar amounts in thousands except per share amounts.)
               -------------------------------------------------------------------------
STATEMENT OF
INCOME DATA:             1992           1991
                   -------------    -------------
Revenues
   Net Sales          $1,594,192     $ 186,703
   Other income           18,571        20,468
- ----------------     -----------     ----------
                       1,612,763     1,884,171
Cost of Sales          1,179,904     1,420,176
Product Development,
Selling and
Administrative
Expenses                 267,568       269,313
Restructuring Charges          -             -
Nonrecurring Charge            -             -
- -----------------    -----------     ----------
Operating Income
(Loss)                   165,291       194,682
Interest Expense - Net   (53,216)      (42,190)
- -----------------   ------------      ---------
Income (Loss) before JOY
Merger Costs, Provision
(Credit) for Income Taxes
and Minority Interest    112,075       152,492
JOY Merger Costs               -             -
Provision (Credit) for
Income Taxes (including
credit for
$6,075 relating to JOY
merger costs)             42,634        52,781
Minority Interest         (9,277)      (15,509)
- ------------------   ------------     ----------
Income (Loss) From
Continuing Operations
(after deducting $11,384,
net of applicable income
taxes, related to JOY
merger costs)             60,164        84,202
Income (Loss) from and
(Net Loss) on Sale of
Discontinued Operations,
net of applicable income
taxes                      9,465         7,568
Extraordinary Loss on
Retirement of
Debt, net of applicable
income taxes             (22,816)            -
Cumulative Effect of
Accounting
Change, net of applicable
income taxes and minority
interest                        -             -
- --------------------   -------------   -----------
Net Income (Loss)
before Preferred
Stock Dividend
Requirements              46,813         91,770
Preferred Stock
Dividend
Requirements             (10,866)       (11,804)
- -------------------  ------------  -------------
Net Income (Loss)
applicable
to Common
Shareholders         $     35,947     $   79,966
- -------------------- ============     ===========
Earnings (Loss) per
Share Income (loss)
from continuing
operations (After
deducting
$0.24 per share
related to JOY
Merger Costs)         $      1.17    $      1.72
Income (loss) from
and (net loss)
on sale of
discontinued operations      0.23           0.18
Extraordinary loss on
retirement of debt          (0.54)             -
Cumulative effect of
accounting change                -             -
- ---------------------   ----------    -----------
Net Income (Loss) Per
Common Share          $       0.86     $    1.90
                      ============     =========
BALANCE SHEET DATA
Total assets             2,109,605     2,135,627
Working capital            572,751       536,301
Long-term obligations (1)  608,301       540,741
Shareholders' equity       610,072       492,924
Debt to capitalization
   ratio (2)                 48.0%         51.9%

(1)    Includes amounts classified as current liabilities.

(2) The debt to capitalization ratio is defined as the sum of short-term notes payable, long-term debt (including current portion) and capitalized lease obligations divided by the sum of short-term notes payable, long-term debt (including current portion) and capitalized lease obligations, after tax liability for postretirement benefits, minority interest and shareholders' equity, excluding the Stock Employee Compensation Trust ("SECT").

  CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for the Company is defined as income from continuing operations before provision (credit) for income taxes and minority interest plus interest expense (including amortization of debt issuance expense), the portion of rental expense which represents interest (deemed to be one-third of rentals) and dividends received on less-than-fifty-percent-owned companies, reduced (increased) by equity income
(loss) recorded on less-than-fifty-percent-owned companies, divided by fixed charges. Fixed charges include interest expense (including amortization of debt issuance expense),the portion of rental expense which represents interest and the preferred dividend requirements, if any.

             Three Months Ended      Fiscal Years Ended October 31,
             1/31/96    1/31/95    1995   1994   1993     1992  1991
Ratio of
Earnings
to Fixed
Charges:       3.26      1.33      3.60   1.87   - (1)    2.05   2.40

  (1)  Earnings did not cover fixed charges by $47,437 in 1993.

                    DESCRIPTION OF SECURITIES

  The following descriptions set forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.

  The Securities are to be issued in one or more series under an Indenture dated as of March 1, 1992, as supplemented by a First Supplemental
Indenture dated as of June 12, 1992 (collectively, the "Indenture'), between the Company and First Trust of Illinois, National Association (successor to Continental Bank, National Association), as Trustee (the "Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

  The Indenture does not limit the amount of Securities which can be issued thereunder or the amount or type of debt securities which may otherwise be issued by the Company and additional debt securities may, without the consent of the holders of outstanding Securities, be issued under the Indenture up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. At January
31, 1996, the aggregate principal amount of Securities outstanding under the Indenture was $300,000,000. Reference is made to the Prospectus
Supplement for the following terms, if applicable, of the particular series of Securities being offered thereby: (1) the title of the Securities of the series; (2) any limit upon the aggregate principal amount of the Securities of the series; (3) whether the Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Securities in bearer form ("bearer Securities") and whether and the terms upon which bearer Securities will be exchangeable for Securities in registered form ("registered Securities") and vice versa; (4) the date as of which any bearer Securities of the series and any temporary global Security shall be dated if other than the date of issuance of the first Security of the series; (5) the method of paying interest with respect to any portion of a temporary bearer Security in the form of a global note; (6) the date or dates on which the principal of the Securities of the series will be payable; (7) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date, whether and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts; (8) the place or places where the principal of and interest or additional amounts, if any, on the Securities of the series will be payable; (9) the period or periods within which, the price or prices at which and the terms and conditions upon which the Securities of the series may be redeemed at the option of the Company; (10) any redemption or sinking fund provisions; (11) the denominations in which Securities of the series shall be issuable; (12) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (13) the currencies in which payments of interest, premium or principal are payable with respect to such Securities; and (14) any additional provisions or other terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. (Sections 3.1 and 3.2.) To the extent not described herein, principal and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal' when used herein includes, when appropriate, the premium, if any, on the Securities.

  Securities of any series may be issued as registered Securities or bearer Securities or both as specified in the terms of the series. Additionally, Securities of any series may be represented by one or more global notes registered in the name of a depositary's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depositary and its participants. Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in the denomination of $1,000 and integral multiples thereof and bearer Securities will be issued in the denomination of $5,000 and integral multiples thereof.

  If appropriate, federal income tax consequences applicable to a series of Securities will be described in the Prospectus Supplement relating thereto.

Exchange of Securities

  Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 3.5.)

  To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 3.5.)

Limitation Upon Liens

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary (as defined below) to create, incur, issue, assume or guarantee any indebtedness for borrowed money ("indebtedness") secured by a mortgage, security interest, pledge or lien (each a "Lien") of or upon any Principal Manufacturing Property (as defined below), or any shares of capital stock or indebtedness of any Restricted Subsidiary (as defined below), whether owned at the date of the Indenture or thereafter acquired, without effectively providing that the Notes and any other Securities issued under the Indenture shall be secured by such Lien equally and ratably with (or, at the option of the Company, prior to) such indebtedness, so long as such indebtedness shall be so secured. The foregoing restrictions, however, shall not apply to (i) taxes, assessments or governmental charges which are not yet delinquent, or are being diligently contested in good faith and by appropriate proceedings; (ii) governmental Liens or Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens for sums not yet due or which are being diligently contested in good faith and by appropriate proceedings;
(iii) existing Liens; (iv) any Lien on any property acquired, constructed or substantially improved by (or of or upon any shares of capital stock or indebtedness acquired by) the Company or any Restricted Subsidiary after the date of the Indenture and created contemporaneously with or within twelve (12) months of such acquisition, construction or improvement to secure or provide for all or a portion of the purchase price of such property or for such construction or improvement; (v) Liens in connection with industrial revenue bonds, pollution control bonds or similar secured financings; (vi) performance of bids, tenders, contracts (other than for the repayment of or in connection with borrowed money), or for purposes of like general nature in the ordinary course of the Company's business; (vii) Liens in favor of any customer to the extent necessary to secure partial, progress, advance or other payments for goods produced or services rendered to such customer in the ordinary course of business; (viii) attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed within thirty (30) days after the Company or a Restricted Subsidiary receives notice thereof and the claims secured thereby are being actively contested in good faith by appropriate proceedings and against which an adequate reserve has been established;
(ix) any Lien existing on the property, shares of stock or indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary (whether or not such Lien is assumed by the Company or a Restricted Subsidiary); (x) Liens on the property of a Restricted Subsidiary to secure indebtedness for borrowed money owed to the Company or another Subsidiary, (xi) in the case of leased properties, the terms and conditions of leases or subleases creating the leasehold estate and, in the case of all real properties, title exceptions affecting the underlying fee simple estate; or (xii) Liens created in connection with the extension or renewal of any secured indebtedness or other obligations permitted under the terms of the Indenture.

  Notwithstanding the restrictions outlined above, the Company or any Restricted Subsidiary may, without equally and ratably securing the Securities, issue, assume or guarantee indebtedness secured by a Lien not excepted under clauses (i) through (xii) above, if the aggregate amount of such indebtedness, together with all other indebtedness secured by Liens not so excepted, does not at the time exceed 10% of Consolidated Net Tangible Assets (as defined below).

  The term "Consolidated Net Tangible Assets" means, as of any particular time, the total amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve
(12) months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness), and
(ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company's then most recent annual report to stockholders.

  The term "Principal Manufacturing Property" means any manufacturing plant (including fixtures and improvements but excluding equipment, leases and other contract rights which might otherwise be deemed real property) owned by the Company, or any Restricted Subsidiary, whether owned on the date of the Indenture or thereafter, provided each such plant has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent (2%) of Consolidated Net Tangible Assets, other than any such plant or portion thereof which, in the opinion of the Board of Directors (evidenced by a Board Resolution), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

  The term "Restricted Subsidiary" means each Subsidiary (i) substantially all the property of which is located, or substantially all the business of which is conducted, within the United States excluding its territories and possessions, and (ii) which owns or leases a Principal Manufacturing Property.

Additional Restrictive Covenants

  Reference is made to the Prospectus Supplement relating to a particular series of Securities for any additional restrictive covenants which may relate to such series.

Amendment and Waiver

  Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the written consent of the Holders of not less than 66-2/3% in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class) or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Holder affected, an amendment or waiver may not, among other things, (i) reduce the principal of or change the Stated Maturity of any Security; (ii) reduce the rate of or change the time for payment of interest on any Security; (iii) reduce any premium payable upon redemption of any Security; (iv) change the place of payment where any Security or any interest thereon is payable; (v) waive a default in the payment of the principal of or interest on any Security (Section 5.13); (vi) make any Security payable in money other than that stated in the Security; (vii) impair the right to institute suit on or after the Stated Maturity Date of any Security for the enforcement of any payment on or with respect to such Security; or (viii) reduce the percentage in principal amount of Securities whose Holders must consent to a supplemental indenture, amendment or any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequence. (Section 9.2.) The
Indenture may be amended or supplemented without the consent of any Holder, among other things, (i) to provide for the assumption of all the obligations of the Company under the Securities and any coupons appertaining thereto and under the Indenture by any corporation in connection with a merger, consolidation, or transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (ii) to add to the covenants of the Company, for the benefits of the Holders of all or any series of Securities; (iii) to provide for bearer Securities that are registrable as to principal or to change or eliminate in certain circumstances any restrictions on the payment of principal (and interest in the case of bearer Securities) on the Securities; (iv) to provide for uncertificated Securities in addition to or in place of certificated Securities; (v) to make any change that does not adversely affect the rights of any Holder of Securities; (vi) to provide for the issuance of and establish the form and terms and conditions of a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities;
(vii) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (viii) to evidence the appointment of a successor Trustee; or (ix) to secure the Securities. (Section 9.1.)

Successor Entity

  The Company may consolidate with, or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, any other corporation, if (i) the Company is the continuing corporation, or the successor is a U.S. corporation which assumes all the obligations of the Company under the Securities and any coupons appertaining thereto and under the Indenture, and (ii) after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company shall terminate. (Section 8.1 and Section 8.2.)

Defeasance, Satisfaction and Discharge of the Securities Prior to Maturity

  Defeasance.  Unless provided for otherwise in the applicable
Prospectus Supplement, if the Company shall deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally-recognized firm of independent public accountants chosen by the Company, to pay when due the principal of and interest on the Securities to maturity (such money or direct obligations of, or obligations guaranteed by, the United States of America initially deposited or equivalent cash or securities subsequently exchanged therefor, to be held as security for the payment of such principal and interest), then the Company may omit to comply with certain of the terms of the Indenture as they relate to the Securities, including the restrictive covenants described herein under the caption "Description of Securities-Limitation Upon Liens" and the Event of Default described in clause (iv) under the caption "Description of Securities-Events of Default." Defeasance of the Securities would be subject to the satisfaction of certain conditions, including, among others, (i) the absence of an Event of Default at the date of the deposit, (ii) the perfection of the Holders' interest in such deposit and (iii) the condition that such deposit would not result in a breach of a material instrument by which the Company is bound. (Section 4.2.)

  Satisfaction and Discharge. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may omit to comply with its obligations duly and punctually to pay the principal of and interest on the Securities, or with any Events of Default with respect thereto, and thereafter the Holders of Securities shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions may include, among others, (i) except in certain limited circumstances involving a deposit made within one year of maturity, (A) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, and (B) the delivery to the Trustee by the Company of an opinion of nationally-recognized tax counsel to the effect that Holders of Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (ii) the receipt by the Company of an opinion of counsel to the effect that such satisfaction and discharge will not result in a violation of the rules of any nationally-recognized exchange on which the Securities are listed. (Section 4.1.)

Events of Default

  The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series which continues for 30 days; (ii) failure by the Company for two business days after notice to it to pay the principal of any Security of such series when due; (iii) failure by the Company for two business days after notice to it to pay any sinking fund installment required to be made by the Company with respect to any series of Securities; (iv) failure by the Company for 60 days after notice to it to comply with any of its other agreements with respect to the Securities of such series in the Indenture or in any supplemental indenture under which the Securities of that series may have been issued; (v) certain events of bankruptcy or insolvency and (vi) acceleration of any indebtedness for money borrowed by the Company or any Restricted Subsidiary in excess of $10,000,000 in aggregate principal amount, if such acceleration is not rescinded or annulled within 10 days after written notice has been provided to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of outstanding Securities. (Section 5.1.) If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the Holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 5.2.)

  Holders of Securities may not enforce the Indenture or the Securities, except as provided in the Indenture. (Section 5.7.) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the
Securities. (Section 6.3(e).)   Subject to certain limitations, Holders of a
majority in principal amount of the Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 5.12.) The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. (Section 6.2.) The Company is not required under the Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.

                        BOOK-ENTRY ONLY SYSTEM

  Securities of any series may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depository. Unless otherwise specified in the Prospectus Supplement, The Depository Trust Company ("DTC") will act as securities depository for Securities, which would be registered in the name of CEDE
& Co., as registered securityholder and nominee for DTC. Individual purchases of Book-Entry Interests (as herein defined) in any such Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such Securities will not receive certificates representing their interests in such Securities. So long as CEDE & Co., as nominee of DTC, is the security holder, references herein to holders of Securities or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Securities.

  DTC is a limited purpose trust company organized under the banking laws of the State of New York and a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial
Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (including, possibly, the underwriters with respect to the Securities), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

  DTC Participants purchasing Book-Entry Interests (as defined below) in any Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in a Security (the "Book-Entry Interests") will be recorded through the records of the DTC
Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests.
Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Securities except as described below upon the resignation of DTC.

  Under the Indenture, payments made by the Trustee to DTC or its nominee will satisfy the Company's obligations under the Indenture, to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the Trustee to be, and will not have any rights as, holders of Securities under the Indenture.

  NEITHER THE COMPANY NOR THE TRUSTEE UNDER THE
INDENTURE WILL HAVE ANY RESPONSIBILITY OR
OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT
PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST
OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION
BOOKS OF THE TRUSTEE AS BEING A HOLDER OF SECURITIES
WITH RESPECT TO: (1) ANY SECURITIES; (2) THE ACCURACY
OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC
PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT
BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT
OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY
INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMPTION
PRICE OF OR INTEREST ON SUCH SECURITIES; (4) THE
DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT
PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY
INTEREST WHICH IS REQUIRED OR PERMITTED UNDER
THE TERMS OF THE INDENTURE TO BE GIVEN TO HOLDERS OF
SECURITIES; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY
INTEREST TO RECEIVE PAYMENT IN THE EVENT OF
ANY PARTIAL REDEMPTION OF ANY SECURITIES; OR (6) ANY
CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS
NOMINEE AS HOLDER OF SECURITIES.

  Principal and redemption price of, and interest payments on, Securities registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such Securities. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry

Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

  DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Securities, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

  Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee, the Company and the agents, dealers and underwriters, as such, have no role in those purchases, transfers or sales.

  Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

  The Trustee will recognize and treat DTC (or any successor securities depository) or its nominee as the holder of Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in Securities in connection with any matter on which holders of such Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of the Trustee, the Company or any agent, dealer or underwriter, as such.

  The Trustee, so long as a book-entry system is used for any series of Securities, will send any notice of redemption and any other notices required by the Indenture to be sent to holders of such Securities, only to DTC (or such successor securities depository) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Securities to be redeemed.
When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such Securities are redeemed.

  The Company, the Trustee and any dealer, underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

  The Company understands that the current "Rules" applicable to DTC are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

     If DTC is at any time unwilling or unable to continue as depository, and a successor depository is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the Securities held by DTC or its nominee. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name.
Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

     Neither the Company, the Trustee nor any dealer, agent or underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

                        PLAN OF DISTRIBUTION

  The Company may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed, or (ii) at market prices prevailing at the time of sale, or (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

  Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

  If an underwriter or underwriters are used in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

  If a dealer is used in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  In the event the Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for the Securities, whether or not the Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Securities will state, if known, whether or not any broker-dealer intends to make a market in the Securities. If no such determination has been made, the Prospectus Supplement will so state.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

  Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                          LEGAL MATTERS

  Unless otherwise indicated in the Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by the General Counsel or Senior Corporate
Counsel to the Company.  The General Counsel and Senior Corporate
Counsel are employees of the Company and owned as of January 31, 1996, directly and beneficially, in the aggregate less that 0.3% of the Company's common stock outstanding as of such date.

                             EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended October
31, 1995 and the Company's Current Report on Form 8-K dated December
8, 1995 except as they relate to Joy Technologies Inc. for the years ended February 25, 1994 and February 26, 1993, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Joy Technologies Inc. for the years ended February 24, 1994 and February 26, 1993, by Arthur Andersen LLP, independent accountants, whose reports thereon are incorporated by reference herein. Such financial statements of the Company, except for the financial statements of Joy Technologies Inc. for each of the two years in the period ended February 25, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP given on the authority of such firm as experts in auditing and accounting.

  The financial statements and schedules of Joy Technologies Inc. for each of the two years in the period ended February 25, 1994 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in accounting and auditing in giving said reports.

  The financial statements of Dobson Park Industries plc incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated December 4, 1995, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants given on the authority of said firm as experts in auditing and accounting.

                           PART II

           INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

  An itemized statement of the amount of all expenses, other than underwriting discounts and commissions, incurred by the Registrant in connection with the issuance and distribution of the Securities follows:

Securities and Exchange Commission Registration Fee $ 68,966
Trustee's Fees and Expenses                           20,000
Printing and Engraving Expenses                        5,000
Rating Agency Fees                                   180,000
Accounting Fees and Expenses                           8,000
Legal Fees and Expenses                               15,000
Blue Sky and Legal Investment Fees and Expenses       10,000
Miscellaneous Expenses                                15,000

  Total                                             $241,966

All of the above, other than the Securities and Exchange Commission registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

  Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations.
Section 14 of Article III of the Company's bylaws provides for indemnification of any director, officer, employee or agent of the Registrant, or any person serving in the same capacity in any other enterprise at the request of the Registrant, under certain circumstances. As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article 6 of the Company's Certificate of Incorporation eliminates the liability of directors of the Registrant under certain circumstances for breaches of fiduciary duty to the Company and its stockholders.

  The Registrant is insured against certain liabilities which it may incur by reason of Article III, Section 14, of its Bylaws. In addition, officers and directors are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the Bylaws.

  Item 16. Exhibits.


  Exhibit
  Number                   Description of Exhibits
  ---------                ---------------------------

  1.1 Form of Distribution Agreement relating to the offer and sale of debt securities of the Registrant, including a list of terms to be included in the Terms Agreement

  4.1 Indenture dated as of March 1, 1992 between the Registrant and First Trust of Illinois, National Association (successor to Continental Bank, National Association), as Trustee (the

       "Trustee") (incorporated by reference to Exhibit 4(f) to Annual Report of Harnischfeger Industries, Inc. on Form 10-K for the year ended October 31, 1992, File No. 1-9299)

  4.2 First Supplemental Indenture dated as of June 12, 1992 between the Registrant and Trustee (incorporated by reference to Exhibit 4(g) to Annual Report of Harnischfeger Industries, Inc. on Form 10-K for the year ended October 31, 1992, File No. 1-9299)

  4.3 Letter dated as of April 4, 1996 of Trustee accepting appointment as successor trustee

  4.4  Form of Fixed Rate Note  (incorporated by reference to Exhibit
       4.3 to Registration Statement  on Form S-3, File No. 33-51436)

  4.5  Form of Floating Rate Note (incorporated by reference to
       Exhibit 4.4 to Registration Statement  on Form S-3, File No.
       33-51436)

  5.1  Opinion of Eric B. Fonstad, Senior Corporate Counsel to the
       Registrant

  12.1 Computation of Ratio of Earnings to Fixed Charges

  23.1 Consent of Price Waterhouse LLP

  23.2 Consent of Arthur Andersen LLP

  23.3 Consent of Price Waterhouse

  23.4 Consent of Eric B. Fonstad, Esq. (contained in Exhibit 5.1)

  24.1 Powers of Attorney (included in the signature page)

  25.1 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee (separately bound)

Item 17.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Harnischfeger Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on April 10, 1996.

                 HARNISCHFEGER INDUSTRIES, INC.



                 By: /s/ K. Thor Lundgren
                      ------------------------------------------------
                      K. Thor Lundgren
                      Executive Vice President, Law and
                      Government Affairs

          Each of the undersigned hereby constitutes and appoints each of Jeffery T. Grade, Francis M. Corby, Jr. and K. Thor Lundgren his or her true and lawful attorney-in-fact and agent, for him or her and in his or her behalf and his or her name, place and stead, in any and all capacities, to sign, execute and file any amendment or amendments to this Registration Statement, with all exhibits and any and all documents and supplementary information required to be filed with respect thereto, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 10, 1996.


/s/Jeffery T. Grade                  Jeffery T. Grade
- ------------------------------------ Chairman, Chief Executive
Jeffery T. Grade                     Officer and Director


/s/Francis M. Corby, Jr.             Francis M. Corby, Jr.
- -----------------------------------  Executive Vice President
Francis M. Corby, Jr.                Finance and Administration
                                     and Chief Financial Officer

/s/James C. Benjamin                 James C. Benjamin
- ------------------------------------ Vice President and Controller
James C. Benjamin                    and Chief Accounting Officer


/s/Donna M. Alvarado                 Director
- -------------------------------------
Donna M. Alvarado


/s/Larry D. Brady                   Director
- -------------------------------------
Larry D. Brady


/s/John D. Correnti                  Director
- -------------------------------------
John D. Correnti


/s/Harry L. Davis                    Director
- -------------------------------------
Harry L. Davis


/s/Robert M. Gerrity                 Director
- -------------------------------------
Robert M. Gerrity


/s/Robert B. Hoffman                 Director
- -------------------------------------
Robert B. Hoffman


/s/Ralph C. Joynes                   Director
- -------------------------------------
Ralph C. Joynes


/s/Herbert V. Kohler, Jr.            Director
- -------------------------------------
Herbert V. Kohler, Jr.


/s/Jean-Pierre Labruyere             Director
- -------------------------------------
Jean-Pierre Labruyere


/s/Robert F. Schnoes                 Director
- -------------------------------------
Robert F. Schnoes


 /s/Donald Taylor                    Director
- -------------------------------------
Donald Taylor